EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to 1999 Employee Stock Purchase Plan of Selectica, Inc. of our reports dated June 24, 2005, with respect to the consolidated financial statements of Selectica, Inc., Selectica, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Selectica, Inc, included in its Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California
June 29, 2005